Exhibit 99.1

Fairchild Semiconductor Names Chairman, Announces Other Changes

San Jose, California - May 9, 2008 - Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance products that enable energy-efficiency, announced that Mark S. Thompson, president and CEO, has been named Chairman of the company's board of directors. Ronald W. Shelly has been designated as the board's lead independent director.

The company announced the changes following the re-election of directors at Fairchild's annual stockholders' meeting Wednesday. Fairchild board members Charles P. Carinalli, Robert F. Friel, Thomas L. Magnanti, Kevin J. McGarity and Bryan R. Roub, along with Shelly and Thompson, were re-elected for one-year terms. Stockholders also approved amendments to the company's stock plan and ratified the appointment of the company's independent auditors.

The company also announced that Robin G. Goodwin has been named executive vice president, Manufacturing and Supply Chain, and Laurenz Schmidt, executive vice president, has been named Fairchild's Chief Technology Officer.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor

Patti Olson

Communications

1-(800)-341-0392 X 8728

Email: patti.olson@fairchildsemi.com

Agency Contact:

Topaz Partners

Paul R. Hughes

1-781-404-2416

phughes@topazpartners.com